ALASKA SILVER COMPLETES RECORD-BREAKING 2026 DRILL PROGRAM AT ILLINOIS
CREEK

TUCSON, ARIZONA, US - October 8, 2026 - Alaska Silver Corp. (the "Company" or "Alaska Silver" (TSXV: "WAM", OTCQX: "WAMFF") is pleased to announce the successful completion of its 2026 drill program at the Company's 100%-owned Illinois Creek Project ("Illinois Creek" or the "Project") in western Alaska. The 2026 season was the most productive, efficient, and safe drilling season in the Company's history.

2026 Drill Season Highlights:

● A total of 9,496 metres (See Table 1) drilled across two drill rigs. This exceeded the Company's expanded 9,000-metre program target, and was well above the original January 2026 plan of 6,000 metres over 90 drill days;

● The original 6,000-metre program was completed in just 54 drill days. Given this accelerated productivity, the Company closed a C$7,615,800 financing on August 17, 2026 to expand the program to 9,000 metres;

● Program completed in 84 drill days, six days ahead of the original 90-day plan, despite the second rig beginning four days after the first;

● A combined average drill rate of 112.9 metres per day (56.5 metres per rig per day), exceeding the planned rate of 45 metres per rig per day by more than 25%;

● Record single-shift performances of 217.58 metres on June 26, 2026 and 206.66 metres on August 8, 2026. These were the two highest metres-per-day totals recorded at the Project;

● Completion of the deepest hole ever drilled at Illinois Creek, reaching a total depth of 1,288.24 metres; and

● Zero lost-time incidents, zero reportable safety incidents, and zero rig downtime for the entirety of the season.

Aaron Schutt, Chief Executive Officer of Alaska Silver, added, "This was a truly exceptional season for our exploration team led by our Principal Geologist, Sage Langston-Stewart. Our crews not only exceeded every production target we set but they did so while maintaining a perfect safety record and pushing our deepest hole ever drilled at Illinois Creek. We are grateful for their diligence and look forward to receiving assay results in the coming weeks. The consistency and discipline shown by both drill crews this season sets a new benchmark for the Project".

Drill Rig	Metres Drilled (9000m Planned)	Average Drill Production/day (45m/day Planned)	Average m/day over % Planned	% of Season Drilling Completed
HD-1 (Silver Sage)	5,022.49	62.0	138%	53%
HD-2 (Waterpump Creek)	4,473.41	52.6	117%	47%
Total	9,495.90	57.3	129%	100%

Table 1. A breakdown of drill production by rig, measured against the Company's 2026 plan.

Drilling began on June 10, 2026, with rig HD-1 at the Company's Silver Sage target (Figure 1), followed by rig HD-2 at Waterpump Creek on June 14, 2026. The program was originally planned as a 6,000-metre drill program, and that target was reached in just 54 drill days, well ahead of schedule. Given the high level of productivity, the Company closed a C$7,615,800 (approximately US$5,480,000) PIPE (private investment in public equity) financing on August 17, 2026. The proceeds were used, in part, to expand the drill program to a 9,000-metre target (see news release dated August 17, 2026).

Assay results from the 2026 drill program are pending and will be released as they are received, reviewed, and interpreted by the Company's technical team.

Figure 1. Illinois Creek Spoke Model Regional Map

2026 Drill Core Samples and Illinois Creek Mine Bulk Sample

In total, 39 drill holes were sampled during the 2026 field season; 27 at the Silver Sage zone and 12 at the Waterpump Creek zone. All logging, core cutting, and sampling was completed on September 12, 2026. Final shipment of samples was sent out from camp on September 23, 2026. The program generated 6,753 drill core samples weighing approximately 54,600 lbs (24.8 tonnes). These were shipped to ALS Global for sample preparation in Mexico, followed by analysis in Reno or Vancouver. Including the soil, trench and environmental samples collected during the season, a total of 7,380 samples weighing approximately 55,900 lbs (25.3 tonnes) were submitted for assay.

During the 2026 field season, company geologists collected more than 2,000 lbs of material along a 200-metre section of the Illinois Creek past-producing mine main pit for metallurgical testing. This one-ton sample was designed to represent the resource as a whole and the metallurgical testing will help determine how much silver, gold, and copper can be recovered from the sampled material and what processing method would work best. Recovery rates have a direct effect on a project's potential economics, and this testing will provide important information toward a possible Preliminary Economic Assessment (PEA).

This large bulk sample is destined for Kappes, Cassiday & Associates (KCA), an independent metallurgical laboratory in Reno, Nevada. KCA will design a processing approach that recovers copper while maximizing silver and gold recoveries. Separately, a series of smaller samples was sent to ALS to build a modern, detailed chemical profile of the deposit. This will support both metallurgical work and future exploration. Together, these results will provide key inputs for evaluating the Illinois Creek Mine's development potential. Results are pending.

Qualified Person

Patrick Donnelly, P.Geo., Executive Vice President of Alaska Silver and a Qualified Person as defined by National Instrument 43-101 - Standards of Disclosure for Mineral Projects, has reviewed and approved the scientific and technical information contained in this news release.

About Alaska Silver

Alaska Silver is a junior exploration company focused on the discovery and development of high-grade silver, gold and critical metals assets within one of North America's major high-grade silver and critical minerals districts at their Illinois Creek (IC) Project in western Alaska. Illinois Creek is a contiguous, 100%-owned land package totaling 80,895 acres (126.40 square miles or 32,337 hectares) anchored by two resource-level mineralization zones separated by 8 km of high potential exploration ground. The high-grade silver mineralization at the Waterpump Creek zone, which hosts an Inferred Mineral Resource of 75 Moz AgEq at a grade of 279 g/t silver, 11.28 % zinc and 9.87% lead¹, ² remains open to the north and south. At the western end is the past  producing Illinois Creek Mine that closed due to low metal prices in 1998, leaving untouched  Indicated Mineral Resources of 260,000 oz gold at 0.92 g/t Au and 8.3 Moz silver at 29.72 g/t Ag, along with Inferred Mineral Resources of 290,000 oz gold at 0.84 g/t Au and 10.4 Moz silver at 30.11 g/t Ag2, 3. The IC Project is located approximately 38 kilometers from the Yukon River, the region's primary marine transportation corridor. Headquartered in Alaska and Arizona, Alaska Silver is led by a team with a proven track record of large-scale mine discoveries.

1For Waterpump Creek, the formulas for AgEq are AgEq (g/t)= Ag (g/t) + 28.56 x Pb(%) + 37.12 x Zn(%) and assume metal prices of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb.2

2Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project, Western Alaska, USA" dated February 25, 2026 (effective date of January 22, 2026).

3For Illinois Creek, AuEq values are based only on gold and silver values using metal prices of US$3,500/oz Au and US$45/oz Ag.

On behalf of the Company,

"Aaron Schutt"

Aaron Schutt

Chief Executive Officer and Director

info@alaskasilver.com

For further information, please contact:

Patrick Donnelly

Executive Vice President

pat@alaskasilver.com

Phone: 1-520-200-1667

Or visit our website at: www.alaskasilver.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Information

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. "Forward-looking information" includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future. Generally, but not always, forward-looking information can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotation thereof. This forward looking information relates to, among other things, ongoing and anticipated exploration work at the Illinois Creek Project; the anticipated timing of assay results and the expected results therefrom; the potential for an entirely new area of mineralization at Silver Sage; the potential continuity of the CRD property; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Illinois Creek Project as currently contemplated; the expectation that exploration activities (including drill results) will accurately predict mineralization; the expectation that the Company will implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the effective targeting activities proposed by the Company; the benefits of the Company's approach to exploration; and the anticipated benefits of the Company's approach to the resource development plan.

Such forward-looking information is based on numerous assumptions, including among others, that exploration work at the Illinois Creek Project will occur as anticipated; assay results will be received when anticipated; Silver Sage will represent an entirely new area of mineralization; the CRD property will exhibit the anticipated continuity; the Company will be able to implement its objectives, goals and future plans, including the proposed advancement of the Illinois Creek Project as currently contemplated; exploration activities (including drill results) will accurately predict mineralization; the Company will be able to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the targeting activities proposed by the Company will be effective; and the Company's approach to exploration will result in the expected benefits. Although the assumptions made by the Company in providing forward-looking information is considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate and actual results and future events could differ materially from those anticipated in such information.

Important factors that could cause actual results to differ materially from the Company's plans or expectations include: the risk that exploration work at the Illinois Creek Project will not occur as anticipated; the risk that assay results will not be received when anticipated; the risk that Silver Sage will not represent a new area of mineralization as anticipated; the risk that the CRD property will not exhibit the anticipated continuity; the risk that the Company will not be able to implement its objectives, goals and future plans, including the proposed advancement of the Illinois Creek Project as currently contemplated; the risk that exploration activities (including drill results) will not accurately predict mineralization; the risk that Company will not be able to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the risk that the targeting activities proposed by the Company will not be effective; the risk that the Company's approach to exploration will not result in the expected benefits; risks related to market conditions and metal prices; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company's public disclosure record on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information or financial outlook that are incorporated by reference herein, except in accordance with applicable securities laws. Any forward-looking information contained in this news release is expressly qualified in their entirety by this cautionary statement. We seek safe harbor.